Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG REPORTS NET EARNINGS FROM CONTINUING OPERATIONS OF $0.49 PER DILUTED SHARE FOR THIRD-QUARTER 2012

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UPDATES GUIDANCE FOR 2012

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ENDS QUARTER WITH 15 CENTERS UNDER LETTER OF INTENT

NASHVILLE, Tenn. ─ (October 23, 2012) ─ Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the third quarter ended September 30, 2012.  Revenues for the quarter were $226.4 million, a 16% increase from $194.8 million for the third quarter of 2011. Net earnings from continuing operations attributable to AmSurg common shareholders were $15.4 million, or $0.49 per diluted share, for the third quarter of 2012 compared with $13.0 million, or $0.42 per diluted share, for the third quarter of 2011.  The 2011 period included acquisition transaction costs of $0.03 per diluted share. Excluding these costs from the prior year, net earnings from continuing operations per diluted share attributable to AmSurg common shareholders increased 9% for 2012.

Revenues for the first nine months of 2012 increased 23% to $688.2 million from $560.1 million for the first nine months of 2011.  Net earnings from continuing operations attributable to AmSurg common shareholders increased to $47.4 million, or $1.50 per diluted share, for the first nine months of 2012 from $37.3 million, or $1.20 per diluted share, for the same period in 2011.  The 2011 period included acquisition transaction costs of $0.05 per diluted share. Excluding these costs from the prior year, net earnings from continuing operations per diluted share attributable to AmSurg common shareholders increased 20% for 2012.

Commenting on the announcement, Mr. Holden remarked, “We are pleased with AmSurg’s earnings performance for the third quarter, which met the high end of our guidance. We produced same-center revenue growth for the quarter of 2%, even though there was one less business day in the quarter compared with the third quarter last year.  With this extra day, same-center revenue would have increased 3% for the quarter.  Our revenue growth also reflected an increase in centers in operation to 229 at the end of the quarter, up from 223 at same time in 2011.  Our new centers contributed to an increase in total procedures for the quarter of 8%, while revenue per procedure increased 7%, as multi-specialty centers grew as a percentage of our center mix.

“We acquired one center during the third quarter and, at the end of the third quarter, had 15 centers under letter of intent, which generate annualized operating income in aggregate of approximately $60 million.  We acquired one of these centers in the fourth quarter, and we expect to complete the acquisition of many, if not all, of the remaining centers in the next 90 to 180 days.  To effect these potential transactions, we are considering a number of alternative

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AMSG Reports Third-Quarter Results

October 23, 2012

funding scenarios, with the dual goals of completing the current transactions and using the strength of our balance sheet to build a capital structure that will support our long-term growth objectives.  We expect that such a change in our capital structure could result in annual costs of $0.15 to $0.20 per diluted share above our current funding costs.  Although these costs would offset a portion of the incremental earnings anticipated from the acquisition of the immediate letter of intent pipeline, such a change would also be expected to enhance our ability to implement our future growth strategy.

            “Net cash flows from operating activities increased 16% for the third quarter of 2012 to $72.5 million from $62.6 million for the third quarter of 2011.  Excluding distributions to noncontrolling interests, net cash flows from operations rose 21% to $32.2 million from $26.5 million.  After capital expenditures for maintenance and acquisitions of $12.4 million for the third quarter of 2012, we primarily applied our free cash flow for the quarter to net repayments of long-term debt of $21.8 million.  At the end of the third quarter, our ratio of total debt to trailing 12 months EBITDA as calculated under our credit agreement improved to 2.5 compared with 2.8 at June 30, 2012 and 2.9 at the end of 2011.  We had cash and cash equivalents of $35.7 million at the end of the quarter and availability under our revolving credit facility of $179 million.

            “Based on our performance through the first nine months of 2012 and our outlook for the remainder of the year, we today adjust our financial guidance for 2012, while establishing our guidance for the fourth quarter of 2012, as follows:

•         Revenues in a range of $915 million to $925 million for 2012 compared with the previous range of $905 million to $925 million.

•         Same-center revenue increase of 3% for 2012, up from the prior range of 2% to 3%.

•         Center acquisitions for 2012 that generate annualized operating income in a range of $60 million to $65 million, including approximately $3.8 million from centers acquired in the first nine months of 2012.

•         Net cash flow provided by operating activities, less distributions to noncontrolling interests, in a range of $115 million to $120 million for 2012.

•         Net earnings from continuing operations per diluted share attributable to common shareholders for 2012 in a range of $1.98 to $2.01 compared with the previous range of $1.97 to $2.01.

•         Net earnings from continuing operations per diluted share attributable to common shareholders for the fourth quarter of 2012 in a range of $0.48 to $0.51.”

            Mr. Holden concluded, “While we believe the unusual spike we have experienced in our acquisition activity is a consequence, in part, of the unresolved budget and tax issues facing the federal government, it is also reflective of trends we have discussed for some time.  The pressures on physician practices have grown more intense and become more complex due to increased government regulation, changing reimbursement policies, growing requirements for IT and other expenditures, and the economic downturn.

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AMSG Reports Third-Quarter Results

October 23, 2012

            “As a result, we expect to see an increase in consolidation momentum in the years to come, although this year’s surge does not necessarily mean we will expand our annual acquisition goals.  In addition, for reasons explained earlier, we believe our pipeline of centers under letter of intent affords us the opportunity to optimize our capital structure to support our growth for the long-term, rather than an opportunity to generate an immediate stair-step in our growth.

            “Ultimately, we believe the centers under letter of intent at the end of the third quarter and the increasing trends toward consolidation validate our commitment to building the market leading position as the physician partner of choice.  In an industry that remains highly fragmented, we believe our success at differentiating AmSurg through our physician centric culture is one of our most important strengths and will support the long-term growth in our earnings and shareholder value.”

The information contained in the preceding paragraphs, including information regarding our future acquisition and financing plans and our financial results for future periods, is forward-looking information.  Forward-looking information involves known and unknown risks and uncertainties as described below.  There can be no assurance that we will be successful in acquiring the surgery centers described above, or that financing will be available to us or available on the terms currently anticipated.  The attainment of the financial targets set forth in this press release is dependent on the assumptions described above, and the Company’s actual results and performance could differ materially from those expressed or implied by the forward-looking information contained in this press release.

            AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time.  Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investors” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.

This press release contains forward-looking statements.  These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties.  Investors are hereby cautioned that these statements may be affected by important factors, including, but not limited to, the following risks: the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; adverse weather and other factors beyond the Company’s control that may

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AMSG Reports Third-Quarter Results

October 23, 2012

affect the Company’s surgery centers; adverse impacts on the Company’s business associated with current and future economic conditions; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; uncertainties regarding the impact of the Health Reform Law; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; potential liability relating to the tax deductibility of goodwill; and other risk factors described in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission.  Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.

AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States.  At September 30, 2012, AmSurg owned and operated 229 centers.

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AMSG Reports Third-Quarter Results

October 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data

(Dollars in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Statement of Earnings Data:	2012	2011	2012	2011

Revenues	$226,399	$194,840	$688,191	$560,088
Operating expenses:
Salaries and benefits	72,733	60,496	216,143	172,876
Supply cost	31,535	25,112	96,921	71,530
Other operating expenses	47,339	43,123	143,429	121,276
Depreciation and amortization	7,635	6,531	22,473	18,577
Total operating expenses	159,242	135,262	478,966	384,259
Equity in earnings of unconsolidated affiliates	392	147	1,103	147
Operating income	67,549	59,725	210,328	175,976
Interest expense	3,537	3,597	11,965	11,170
Earnings from continuing operations before income taxes	64,012	56,128	198,363	164,806
Income tax expense	10,247	8,451	32,451	25,617
Net earnings from continuing operations	53,765	47,677	165,912	139,189
Discontinued operations:
Earnings (loss) from operations of discontinued interests in surgery centers, net of income tax	-	59	(110)	817
Loss on disposal of discontinued interests in surgery centers, net of income tax	-	(119)	(1,553)	(1,384)
Net loss from discontinued operations	-	(60)	(1,663)	(567)
Net earnings	53,765	47,617	164,249	138,622
Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	38,328	34,660	118,560	101,884
Net (loss) earnings from discontinued operations	-	(169)	(60)	289
Total net earnings attributable to noncontrolling interests	38,328	34,491	118,500	102,173
Net earnings attributable to AmSurg Corp. common shareholders	$15,437	$13,126	$45,749	$36,449
Amounts attributable to AmSurg Corp. common shareholders:
Earnings from continuing operations, net of income tax	$15,437	$13,017	$47,352	$37,305
Discontinued operations, net of income tax	-	109	(1,603)	(856)
Net earnings attributable to AmSurg Corp. common shareholders	$15,437	$13,126	$45,749	$36,449

Earnings per share-basic:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.50	$0.43	$1.54	$1.23
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	-	-	(0.05)	(0.03)
Net earnings attributable to AmSurg Corp. common shareholders	$0.50	$0.43	$1.49	$1.20

Earnings per share-diluted:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.49	$0.42	$1.50	$1.20
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	-	-	(0.05)	(0.03)
Net earnings attributable to AmSurg Corp. common shareholders	$0.49	$0.42	$1.45	$1.17

Weighted average number of shares and share equivalents outstanding:
Basic	30,819	30,436	30,727	30,424
Diluted	31,697	31,162	31,558	31,174

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AMSG Reports Third-Quarter Results

October 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Operating Data:	2012	2011	2012	2011

Continuing centers in operation at end of period (consolidated)	227	221	227	221
Continuing centers in operation at end of period (unconsolidated)	2	2	2	2
Average number of continuing centers in operation (consolidated)	227	212	225	206
New centers added during the period	1	19	3	25
Centers discontinued during the period	-	2	2	6
Centers under development/not opened at end of period	-	1	-	1
Centers under letter of intent at end of period	15	5	15	5
Average revenue per consolidated center	$999	$918	$3,053	$2,716
Same center revenues increase	2%	1%	3%	1%
Procedures performed during the period at consolidated centers	375,376	347,369	1,143,556	1,003,970
Income tax expense attributable to noncontrolling interests	$223	$193	$645	$497

Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$15,437	$13,017	$47,352	$37,305
Add: income tax expense	10,247	8,451	32,451	25,617
Add: interest expense, net	3,537	3,597	11,965	11,170
Add: depreciation and amortization	7,635	6,531	22,473	18,577
EBITDA	$36,856	$31,596	$114,241	$92,669

(1)     EBITDA is defined as earnings before interest, income taxes and depreciation and amortization.  EBITDA should not be considered a measure of financial performance under generally accepted accounting principles.  Items excluded from EBITDA are significant components in understanding and assessing financial performance.  EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and  measure leverage and debt service capacity.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.  Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.

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AMSG Reports Third-Quarter Results

October 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	September 30,	December 31,
Balance Sheet Data:	2012	2011

Assets

Current assets:
Cash and cash equivalents	$35,682	$40,718
Accounts receivable, net of allowance of $23,414 and $18,844, respectively	88,733	93,454
Supplies inventory	14,765	15,039
Deferred income taxes	3,027	2,129
Prepaid and other current assets	22,139	21,875
Total current assets	164,346	173,215

Property and equipment, net	144,599	144,558
Investments in unconsolidated affiliates and long-term notes receivable	11,883	10,522
Goodwill	1,250,451	1,229,298
Intangible assets, net	16,062	15,425

Total assets	$1,587,341	$1,573,018

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$12,274	$10,800
Accounts payable	18,325	19,746
Current income taxes payable	-	1,796
Accrued salaries and benefits	25,324	22,224
Other accrued liabilities	9,568	9,088
Total current liabilities	65,491	63,654

Long-term debt	385,681	447,963
Deferred income taxes	131,646	114,167
Other long-term liabilities	28,772	28,131
Commitments and contingencies
Noncontrolling interests - redeemable	174,887	170,636
Preferred stock, no par value, 5,000,000 shares authorized, no shares issued or outstanding	-	-

Equity:
Common stock, no par value, 70,000,000 shares authorized, 31,679,440 and 31,283,772 shares outstanding, respectively	175,971	173,187
Retained earnings	488,807	443,058
Total AmSurg Corp. equity	664,778	616,245
Noncontrolling interests - non-redeemable	136,086	132,222
Total equity	800,864	748,467

Total liabilities and equity	$1,587,341	$1,573,018

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AMSG Reports Third-Quarter Results

October 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Statement of Cash Flow Data:	2012	2011	2012	2011

Cash flows from operating activities:
Net earnings	$53,765	$47,617	$164,249	$138,622
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	7,635	6,531	22,473	18,577
Net loss (gain) on sale of long-lived assets	-	(917)	599	(1,280)
Share-based compensation	1,707	1,591	5,119	4,762
Excess tax benefit from share-based compensation	(739)	(26)	(1,268)	(489)
Deferred income taxes	5,229	7,124	18,617	18,584
Equity in earnings of unconsolidated affiliates	(392)	(147)	(1,103)	(147)
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	1,896	863	4,831	(671)
Supplies inventory	10	54	343	121
Prepaid and other current assets	6	(1,026)	(325)	1,480
Accounts payable	(3,676)	1,367	(2,775)	(2,370)
Accrued expenses and other liabilities	6,126	(795)	3,510	(2,661)
Other, net	921	346	1,842	1,079
Net cash flows provided by operating activities	72,488	62,582	216,112	175,607

Cash flows from investing activities:
Acquisition of interests in surgery centers and related transactions	(6,125)	(142,826)	(16,097)	(188,500)
Acquisition of property and equipment	(6,231)	(5,029)	(20,800)	(15,332)
Proceeds from sale of interests in surgery centers	-	1,205	-	4,574
Net cash flows used in investing activities	(12,356)	(146,650)	(36,897)	(199,258)

Cash flows from financing activities:
Proceeds from long-term borrowings	16,833	157,541	50,211	230,525
Repayment on long-term borrowings	(38,622)	(34,691)	(111,139)	(99,543)
Distributions to noncontrolling interests	(40,307)	(36,038)	(123,066)	(103,398)
Proceeds from issuance of common stock upon exercise of stock options	5,256	132	11,928	4,760
Repurchase of common stock	(5,882)	-	(13,101)	(6,185)
Capital contributions and ownership transactions by noncontrolling interests	(110)	-	1,409	698
Excess tax benefit from share-based compensation	739	26	1,268	489
Financing cost incurred	(6)	(17)	(1,761)	(2,003)
Net cash flows (used in) provided by financing activities	(62,099)	86,953	(184,251)	25,343

Net (decrease) increase in cash and cash equivalents	(1,967)	2,885	(5,036)	1,692
Cash and cash equivalents, beginning of period	37,649	32,954	40,718	34,147
Cash and cash equivalents, end of period	$35,682	$35,839	$35,682	$35,839

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